EXHIBIT 5.1

WALLER LANSDEN DORTCH & DAVIS, LLP

Nashville City Center

511 Union Street, Suite 2700

Nashville, Tennessee 37219-8966

(615) 244-6380

Fax: (615) 244-6804

www.wallerlaw.com

1901 SIXTH AVENUE NORTH, SUITE 1400
BIRMINGHAM, ALABAMA 35203-2623
(205) 214-6380

520 SOUTH GRAND AVENUE, SUITE 800
LOS ANGELES, CALIFORNIA 90071
(213) 362-3680

December 31, 2007

Tennessee Commerce Bancorp, Inc.

381 Mallory Station Road, Suite 207

Franklin, Tennessee 37067

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

                We are acting as counsel to Tennessee Commerce Bancorp, Inc., a Tennessee corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended, relating to the registration of 1,000,000 shares (the “Shares”) of Company common stock, $0.50 par value per share, which may be issued by the Company pursuant to the Company’s 2007 Equity Plan (the “Plan”). As such counsel and in connection with the foregoing, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that, upon due authorization by the Company’s board of directors of the issuance of the Shares and upon issuance and delivery pursuant to the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP